Exhibit 5.1

[PrivateBancorp, Inc. Letterhead]

October 10, 2012

PrivateBancorp, Inc.

120 S. LaSalle Street

Chicago, Illinois  60603

Re:                             Offering of Common Stock Under Registration Statement on Form S-3

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary to PrivateBancorp, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate 4,761,905 shares of the Company’s common stock, no par value per share (the “Shares”) that are being offered and sold in accordance with the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated October 10, 2012, by and among the Company, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the several Underwriters named in Schedule I thereto (collectively, the “Underwriters”).  The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2011 (File No. 333-174842) (the “Registration Statement”), including a base prospectus dated June 10, 2011 (the “Base Prospectus”), and a prospectus supplement dated October 10, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In this capacity, I, or attorneys under my supervision, have examined or are otherwise familiar with the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, as well as such other corporate records, documents and other papers as I, or attorneys under my supervision, deemed necessary to examine for purposes of this opinion.  In rendering this opinion, I have assumed, and express no opinion as to, the authenticity, accuracy and completeness of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic and the genuineness of all signatures.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that the Shares, upon issuance and delivery against full payment therefor in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

I am duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus included therein.  In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Sincerely,

/s/Jennifer R. Evans
Jennifer R. Evans
General Counsel and Corporate Secretary